Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form S-4, filed with the Securities and Exchange Commission, of our report dated March 10, 2014 on the consolidated financial statements and effectiveness of internal control over financial reporting of Cape Bancorp, Inc., which report appears in the Annual Report on Form 10-K of Cape Bancorp, Inc. for the year ended December 31, 2013.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus contained in the Registration Statement on Form S-4.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Livingston, New Jersey
November 21, 2014